Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of September 25, 2012, by and between iCAD, Inc., a Delaware corporation (the “Company”), and Kenneth Ferry (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an employment agreement dated as of June 1, 2008 (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to continue the Executive’s employment with the Company on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES

1.1. Term of Employment. The Executive’s employment under this Agreement shall commence on the date hereof (the “Start Date”) and shall continue until December 31, 2016 (such period being herein referred to as the “Initial Term,” and any calendar year thereafter ending on December 31 shall be referred to as an “Employment Year”). After the Initial Term and on the last day of any Employment Year thereafter, this Agreement shall be automatically renewed for successive one year periods (each such period being referred to as a “Renewal Term”), unless, more than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either the Executive or the Company gives written notice that employment will not be renewed, whereupon the term of the Executive’s employment (the “Term”) shall terminate upon the expiration of the Initial Term or the then current Renewal Term, unless sooner terminated pursuant to Section 5 hereof.

1.2. General.

1.2.1. During the Term, the Executive shall have the title of the President and Chief Executive Officer of the Company and shall have such duties as may be from time to time delegated to him by the Board of Directors of the Company (the “Board”). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board. The Executive’s responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

1.2.2. The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the Company;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise;

(iii) engaging in professional organization and program activities; and

(iv) managing his personal investments;

provided that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Board.

1.3. Reimbursement of Expenses. (a) The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with the use of an automobile, business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s policy.

(b) The Company shall pay to the Executive an automobile expense allowance in the amount of $2,200 per month accruing from day to day. The Executive shall pay all the expenses of maintaining, insuring and operating such automobile.

To the extent any reimbursements referenced in Section 1.3(a) (and any other reimbursements of costs and expenses provided for herein) or the automobile expense allowance referenced in Section 1.3 (b) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements and the automobile expense allowance shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred or the automobile expense allowance accrued.

1.4. Consideration. In consideration for the Executive’s execution of this Agreement, the Company agrees that the Executive shall become employed by the Company as set forth in this Agreement, the Executive shall be permitted access to the Company’s confidential information and shall be eligible to receive post-Term severance payments (Sections 5.4.2 and 5.4.4) as set forth in this Agreement (subject to his compliance with Sections 7 and 8 of this Agreement). The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

1.5. Appointment as Director. Upon the commencement of the term, the Company’s Board of Directors shall appoint the Executive as a director of the Company. Upon termination of the Executive’s employment as President and Chief Executive Officer of the Company, the executive shall resign as a director of the Company. In such event, this agreement shall serve as the Executive’s resignation and no further action by the Executive shall be required for such resignation as a director to become effective.

2. COMPENSATION

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of four hundred thousand dollars ($400,000.00) per annum during the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-monthly basis in accordance with the payroll practices of the Company, with such increases as may be determined by the Board from time to time.

2.2. Incentive Bonus. The Executive shall be eligible to receive, for each Employment Year during the Term, a target annual incentive bonus of 55% of Base Salary for such Employment Year (the “Incentive Bonus”) if the Company achieves goals and objectives established by the Board of Directors for such Employment Year. Any Incentive Bonus shall be paid in full in a single lump sum cash payment during the calendar year next following the Employment Year for which it is earned and vested (“Payment Calendar Year”), and no later than the earlier of (1) December 31 of the Payment Calendar Year or (2) fifteen (15) calendar days following the date on which the Company publicly announces its results of operations for such Employment Year.

2.3. Equity Compensation.

(a) In addition to the Base Salary and Incentive Bonuses, if any, the Executive shall receive, as incentive compensation, options (“Options”) to purchase up to an aggregate of 200,000 shares (the “Shares”) of common stock of the Company, pursuant to and upon the terms and conditions set forth in the form of Option Agreement (the “Option Agreement”) attached as Exhibit A hereto. The Options shall vest and be exercisable as to 50,000 of the Shares immediately, 50,000 of the Shares on September 25, 2013 and 50,000 of the Shares on September 25, 2014 and 50,000 of the Shares on September 25, 2015, subject to earlier vesting as set forth in this Section 2.4 and Section 5.4.4(ii), at any time during the ten-year period commencing upon the date of grant, subject to earlier termination as provided in the Option Agreement, at an exercise price per share equal to the last sales price for the Company’s common stock on the date hereof.

2.4. Additional Compensation. In addition to the Base Salary, the Incentive Bonus, if any, and the Shares, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder.

3. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices in Nashua, New Hampshire, subject to the mutual agreement of the Executive and the Company to relocate him to another office of the Company.

4. EMPLOYEE BENEFITS

4.1. Benefit Plans. The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives (“Benefits”). During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for senior executives.

4.2. Vacation. The Executive shall be entitled to not less than four (4) weeks vacation at full pay for each calendar year during the Term. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5. TERMINATION OF EMPLOYMENT

5.1. General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.

5.1.2. Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for sixty (60) consecutive days, the Company may terminate the Executive’s employment upon fifteen (15) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such fifteen (15) day period. For purposes hereof, “Disability” shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

5.1.3. Good Reason. The Executive may terminate his employment for Good Reason at any time. For purposes of this Agreement, “Good Reason” shall mean:

(i) the failure by the Company to comply with its material obligations and agreements contained in this Agreement;

(ii) a material diminution of the executive responsibilities or title of the Executive with the Company without the consent of the Executive; or

(iii) a reduction by the Company in the Base Salary as in effect on the date hereof, or as the same may be increased from time to time, without the express written consent of the Executive.

provided, however, the Executive must give notice to the Company of the existence of the condition described in paragraph 5.1.3 within a period not to exceed 90 days of the initial existence of the condition, upon notice of which the Company may, within 30 days thereafter, remedy such condition.

5.1.4. Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) the willful failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental incapacity, illness or disease); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least thirty (30) days to cure same, or

(ii) the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty; or

(iii) a breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv) a breach of fiduciary duty involving personal profit; or

(v) a material act of dishonesty in connection with his employment with the Company; or

(vi) the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise. For purposes of this Section 5.1.4(v), no act, or failure to act, on the part of the Executive shall be considered “gross negligence” or “willful” unless done, “or” omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company; or.

(vii) the Executive having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange regulation or rule relating to or affecting the Company, including without limitation (A) the Executive’s failure or refusal to honestly provide the chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), or failure to take reasonable and appropriate steps to determine whether or not any such certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act, or (B) the Executive’s failure to establish and administer effective systems and controls necessary for the Company to timely file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

5.2. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3. Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such fifteen (15) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5.1.3 or 5.1.4 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, and (d) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

5.4. Compensation upon Termination.

5.4.1. Termination for Cause. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary through the Date of Termination in accordance with the Company’s standard payroll practices, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall have no further obligation with respect to this Agreement.

5.4.2. Termination without Cause or For Good Reason. Subject to the provisions of subsection 5.4.3 hereof, if, prior to the expiration of the Term, the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than a termination by reason of Disability), the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall continue to pay the Executive his Base Salary as then in effect for a period of one year (1) year from the Date of Termination (such period being referred to hereinafter as the “Severance Period”), in equal installments on the Company’s normal payroll dates during the Severance Period in accordance with the payroll practices of the Company, beginning with the first pay date that begins after the Date of Termination and, shall pay a pro rata portion of the Incentive Bonus, if any, earned for the Employment Year through the Date of Termination as determined in the discretion of the Board of Directors, at such time the Incentive Bonus, if any, would otherwise have been payable in accordance with Section 2.2 hereof. In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.

5.4.3. Death during Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5.4 and payments under the Company’s employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.4.4. Termination Following Change in Control.

(i) Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within six (6) months following a Change in Control (as defined below) by the Company without Cause, or by the Executive with Good Reason, then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), an amount equal to (i) (a) his Base Salary as then in effect for a period of two (2) years from the Date of Termination, in equal installments on the Company’s normal payroll dates over the twenty four (24) month period following the Date of Termination and continuing on the same day of each succeeding month thereafter plus (b) an amount equal to the Incentive Bonus which would otherwise been payable in accordance with Section 2.2 hereof for the Employment Year in which the Date of Termination occurs at such time the Incentive Bonus, if any, would otherwise have been payable in accordance with Section 2.2 hereof; or (ii) except with regard to the payment of an amount that is a Section 409A Amount, the Company, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under clause (i)(a); provided that if any severance payment payable after a “Change in Control” as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Code Section 280G), then such severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twelve (12)-month period shall be deemed to have satisfied such twelve (12) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twelve (12)-month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

(ii) If within six (6) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

5.4.5. Termination upon Death or Disability. In the event of the termination of the Executive’s employment by reason of death or Disability, the Company shall pay the Executive his Base Salary through the Date of Termination in accordance with the Company’s standard payroll practices, at the rate then in effect, and all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Executive and/or his beneficiaries shall be entitled to such other Benefits as shall be determined in accordance with the benefit plans maintained by the Company.

6. INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive’s employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall aid in the procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

7. CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

7.1. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, as well as any distributors, vendors, suppliers, customers or other third party of which the Executive shall possess in connection with his employment with the Company, other than such information which (i) can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this paragraph 7 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term and for a period of five (5) years thereafter, except as may be required in the course of the performance of his duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive, without the prior written consent of the Company; provided, however, that the Executive understands that Executive shall be prohibited from misappropriating any trade secret at any time during or after the Term.

7.2. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.

7.3. The Executive hereby agrees that he shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside of the United States in which the Company is engaged in business during the Term, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant, advisor or otherwise) competitive with the business activities conducted by the Company, its subsidiaries, or affiliates during the Term. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company’s, provided that such stock holdings are not greater than two percent (2%) of such corporation.

7.4. The Executive shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, distributors or vendors or persons listed on the personnel lists of the Company.

7.5. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 7.3 and 7.4 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

7.6. (a) The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

(b) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the Term by the Company; and

(c) The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.7. The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, executive such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

7.8. At no time during or after the Term shall the Executive, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the Company or its officers or directors.

7.9. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the Company’s confidential information and the goodwill associated with the business of the Company. Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent him from obtaining suitable employment after his employment with the Executive ceases or from earning a livelihood. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

8. EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for his time spent.

9. RIGHTS OF INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company’s request.

10. MISCELLANEOUS

10.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	iCAD, Inc. 98 Split Brook Road, Suite 100 Nashua, New Hampshire 03062 Attn: Chairman of the Board
with a copy to:
Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attn: Robert J. Mittman, Esq.
To the Executive:	Kenneth Ferry
50 Waltham Street, Unit 207
Lexington, MA 02421

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

10.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3. Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including the Prior Agreement. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

10.5. Warranty. The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s resume which was provided to the Company by the Executive and other statements made about the Executive’s employment history to the Company by the Executive are true, accurate and complete in all material respects.

10.6. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

10.7. Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the State of New Hampshire, or by a federal court sitting in New Hampshire. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

10.8. Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

10.9. Section 409A of the Code.

10.9.1. It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith. Any provision required for compliance with Code Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

10.9.2. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit subject to this Section 10.9.2, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section 10.9.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. On any delayed payment date under this Section 10.9.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.

10.9.3. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not excepted from Code Section 409A being subject to Code Section 409A (“Section 409A Amounts”). Notwithstanding anything to the contrary in Section 5.4.4, the lump sum option in Section 5.4.4(i) shall not apply to any Section 409A Amount and the payment of the Section 409A Amounts shall begin with the first installment that next follows the last full installment payment of a non Section 409A Amount or would have been the last full installment in the event that a lump sum payment is made with regard to non Section 409A Amounts under Section 5.4.4.

10.9.4. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written,

THE COMPANY:

iCAD, INC

By:	/s/ Dr. Lawrence Howard
Name: Dr. Lawrence Howard
Title: Chairman of the Board

EXECUTIVE

/s/ Kenneth Ferry
Kenneth Ferry

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